     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000



                                            REGISTRATION STATEMENT NO. 333-33770

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        MILLENNIUM PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                                  04-3177038
   (State or other jurisdiction of incorporation                            (I.R.S. Employer
                 or organization)                                          Identification No.)

                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 MARK J. LEVIN
                            CHIEF EXECUTIVE OFFICER
                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                   STEVEN D. SINGER, ESQ.                                      JOHN B. DOUGLAS III, ESQ.
                     HALE AND DORR LLP                                      MILLENNIUM PHARMACEUTICALS, INC.
                      60 STATE STREET                                               75 SIDNEY STREET
                BOSTON, MASSACHUSETTS 02109                                  CAMBRIDGE, MASSACHUSETTS 02139
                        617-526-6000                                                  617-679-7000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______.


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION. DATED APRIL 28, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 163,600 SHARES


                        MILLENNIUM PHARMACEUTICALS, INC.
                                  COMMON STOCK

                             ---------------------


    This prospectus relates to resales of shares of common stock previously issued by Millennium Pharmaceuticals, Inc. to Abgenix, Inc. The selling stockholder is offering 163,600 shares of our common stock.


    We will not receive any proceeds from the sale of the shares.

    Abgenix, Inc., or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


    Our common stock is traded on the Nasdaq National Market under the symbol "MLNM." On April 27, 2000, the closing price of our common stock on Nasdaq was $63.25 per share.


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                      Prospectus dated             , 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
The Offering................................................      3
Risk Factors................................................      4
Special Note Regarding Forward-Looking Information..........     12
Use of Proceeds.............................................     13
Selling Stockholder.........................................     13
Plan Of Distribution........................................     14
Experts.....................................................     16
Validity Of Common Stock....................................     16
Where You Can Find More Information.........................     16
Incorporation Of Certain Documents By Reference.............     16


    The Millennium Pharmaceuticals name and logo and the names of products and services offered by Millennium Pharmaceuticals are trademarks, registered trademarks, service marks or registered service marks of Millennium Pharmaceuticals. This prospectus also includes product names, trade names and trademarks of other companies.

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                    SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.

                        MILLENNIUM PHARMACEUTICALS, INC.

OUR BUSINESS

    Our goal is to become the biopharmaceutical company of the future by building on our broad scientific and technological capabilities and methods, which we call our "technology platform," to develop breakthrough drugs and predictive medicine products and services. Predictive medicine involves identifying information that enables healthcare professionals to make better informed decisions about drug treatment and other aspects of patient care.

    We use many of the same elements of our technology platform throughout our business, from the discovery of disease-related genes, to the development of drugs to specifically address these diseases, to the management of patients affected by these diseases. As a result, we speak of our technological approach as being applicable from "gene to patient." We continually seek to expand our technology platform in an effort to increase the speed of drug discovery and development and improve the resulting drugs.

    We have entered into research, development and commercialization arrangements, which we call "strategic alliances," with major pharmaceutical and biotechnology companies relating to a broad range of therapeutic and predictive medicine products and services. These alliances provide us with the opportunity to receive royalties and profit sharing, if we and our alliance partners are successful in developing and commercializing products. In addition, these alliances provide substantial funding for our research and development and the continued enhancement of our technology platform.

    We were incorporated in Delaware in 1993. In 1997, we acquired ChemGenics Pharmaceuticals, Inc. In December 1999, we merged with LeukoSite, Inc. Our principal executive offices are located at 75 Sidney Street, Cambridge, MA 02139. Our telephone number is (617) 679-7000, and our Internet address is www.mlnm.com. We do not intend for this reference to our Web site to constitute incorporation by reference of the information contained at our site. Unless the context otherwise requires references in this prospectus to "Millennium Pharmaceuticals," "we," "us," and "our" refer to Millennium
Pharmaceuticals, Inc. and its subsidiaries.

OUR TECHNOLOGY PLATFORM

    Our comprehensive technology platform integrates many of the technologies used in each step of the therapeutic and diagnostic product discovery and development processes. Our goal is to increase the efficiency and productivity of these processes. We seek to use the most advanced technologies available, whether developed internally by us or licensed by us from third parties.

OUR TARGET MARKETS

    We have three fields of major emphasis:

    - cancer;

    - metabolic diseases, including obesity; and

    - inflammation.

    In addition, we have significant programs in infectious diseases, cardiovascular diseases and diseases of the central nervous system, and we are engaged in alliances involving the transfer of aspects of our technology.

OUR PRODUCT CANDIDATES

    We expect two of our product candidates to be introduced to the market in 2000: our CAMPATH-Registered Trademark- monoclonal antibody product candidate and our Melastatin-TM- diagnostic test. We are developing our CAMPATH-Registered Trademark-monoclonal antibody product candidate through our partnership with ILEX Oncology. That partnership filed a biologics license application with the U.S. Food and Drug Administration in December 1999 for the treatment of patients with chronic lymphocytic leukemia. We are also developing our Melastatin-TM-diagnostic test for a form of cancer. We are developing this test with Becton Dickinson through our subsidiary, Millennium Predictive Medicine, Inc. We have five additional products in clinical trials.

OUR STRATEGIC ALLIANCES

    We have established strategic alliances which are focused on particular diseases, drug discovery for specific molecular targets, the development of a specific product candidate or the transfer of elements of our technology platform. These relationships include alliances with the following companies in the areas indicated:

    - Taisho Pharmaceuticals--asthma

    - Bristol-Myers Squibb--cancer pharmacogenomics

    - Becton Dickinson--cancer diagnostics

    - Warner-Lambert--inflammation

    - Bayer--cardiovascular diseases, cancer, pain, osteoporosis, liver diseases, blood diseases and viral infections

    - Kyowa Hakko--inflammation

    - Monsanto--agriculture and technology transfer

    - Genentech--inflammation

    - American Home Products--central nervous system diseases and bacterial infections

    - ILEX Oncology--cancer

    - Eli Lilly--cardiovascular diseases, cancer and protein therapeutics

    - Pfizer--fungal infections

RECENT DEVELOPMENTS


    On January 31, 2000, our board of directors voted to recommend to our stockholders that our corporate charter be amended to increase the authorized number of shares of common stock from 100,000,000 shares to 500,000,000 shares. In addition, on January 31, 2000, our Board of Directors adopted, subject to stockholder approval, our 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan permits the issuance of stock-based awards for a number of shares equal to 5% of the number of shares of our common stock outstanding on April 12, 2000, plus an annual increase equal to the lesser of 5% of the number of shares of our common stock outstanding on the last business day preceding January 1 in each of 2001, 2002, and 2003 or a lesser amount determined by our board of directors. These proposals were approved at our annual meeting of stockholders held on April 12, 2000.

    On February 28, 2000, our board of directors approved a two-for-one split of our common stock in the form of a stock dividend. The record date for this dividend was March 28, 2000 and the dividend distribution date was April 18, 2000.



    On March 1, 2000, we entered into a merger agreement to acquire the outstanding shares of Millennium Predictive Medicine that we do not already own, making it a wholly-owned subsidiary. The transaction will be a stock-for-stock exchange based on a fixed ratio. This move is intended to more closely align our therapeutic and predictive medicine discovery and development efforts. Under the terms of the agreement, Millennium Predictive Medicine stockholders will receive a total of approximately 1,120,372 shares of our common stock.


    On March 6, 2000, we entered into a collaboration agreement with Abgenix, Inc. which provides us with access to Abgenix's XenoMouse-TM-technology for the creation of fully human antibodies. Under this agreement, we will have broad access to the XenoMouse-TM- technology for research purposes as well as commercial use. We have agreed to make an upfront payment and future payments that could reach $100 million plus royalties on product sales for which we will receive a specified number of commercial licenses. A portion of the upfront payment consisted of shares of our common stock and all or portions of future payments may also consist of shares of our common stock. Under the terms of the collaboration agreement, we are obligated to register the shares of our common stock issued to Abgenix as part of the upfront payment and any future payments. With this registration statement and prospectus, we are fulfilling our obligation to register the shares of our common stock issued to Abgenix as part of the upfront payment.

                                  THE OFFERING


Common Stock offered by the
selling..............................  163,600 shares stockholder

Use of Proceeds......................  Millennium Pharmaceuticals will not receive any proceeds from the sale of shares in this offering.

Nasdaq symbol........................  Our common stock is traded on the Nasdaq National Market under the symbol: MLNM.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER, POSSIBLY MATERIALLY.

REGULATORY RISKS


WE HAVE NOT YET RECEIVED MARKETING APPROVAL FOR ANY PRODUCT OR SERVICE RESULTING FROM OUR DEVELOPMENT EFFORTS AND MAY NOT BE ABLE TO OBTAIN ANY SUCH APPROVAL



    We have completed development of only one product candidate, CAMPATH-Registered Trademark- monoclonal antibody, which we developed in our partnership with ILEX Oncology, Inc. This partnership only recently applied to the U.S. Food and Drug Administration for approval to market this product. It is possible that the FDA will not grant this marketing approval. As of March 31, 2000, we and our alliance partners were conducting clinical trials of six product candidates resulting from our research and development programs, including clinical trials of CAMPATH-Registered Trademark- monocolonal antibody, and preclinical testing of approximately ten product candidates resulting from these programs.



    All of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. In some cases, the length of time that it takes for us to achieve various regulatory approval milestones affects the payments that we are eligible to receive under our strategic alliance agreements.



    We may need to successfully address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.



WE HAVE ONLY LIMITED EXPERIENCE IN REGULATORY AFFAIRS, AND SOME OF OUR PRODUCTS MAY BE BASED ON NEW TECHNOLOGIES; THESE FACTORS MAY AFFECT OUR ABILITY OR THE TIME WE REQUIRE TO OBTAIN NECESSARY REGULATORY APPROVALS



    We have only experience in filing and prosecuting applications necessary to gain regulatory approvals which may affect our ability to obtain these approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.


RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

BECAUSE THE GENOMICS INDUSTRY IS NEW, IT IS POSSIBLE THAT THE DISCOVERIES AND TECHNOLOGY ON WHICH THIS INDUSTRY IS BASED WILL NOT RESULT IN COMMERCIAL PRODUCTS OR SERVICES


    The genomics industry is new and evolving rapidly. We focus our genomics research primarily on diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have only a limited understanding relating to the role of genes and their products in these diseases. To date, we have not commercialized any products or services, and we may not be successful in doing so in the future. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.


OUR PLAN TO GROW THROUGH ACQUISITIONS OF OTHER COMPANIES WILL NOT BE SUCCESSFUL IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES WITH OUR OTHER OPERATIONS OR IF THE TECHNOLOGY OR PERSONNEL OF ACQUIRED COMPANIES DO NOT MEET OUR EXPECTATIONS

    We completed our merger with LeukoSite on December 22, 1999. We may not be able to successfully integrate or profitably manage LeukoSite's businesses. In addition, the combination of our business with LeukoSite's may not achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger. The combined company may experience slower rates of growth as compared to the historical rates of growth of Millennium and LeukoSite independently. We plan to make additional acquisitions in the future, which will entail similar risks.

COMPETITION FOR SCIENTIFIC AND MANAGERIAL PERSONNEL IN OUR INDUSTRY IS INTENSE; WE WILL NOT BE ABLE TO SUSTAIN OUR OPERATIONS AND GROW IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY PERSONNEL

    Our success substantially depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed.

    In addition, our future success will depend heavily on our ability to continue to hire, train, retain and motivate additional skilled managerial and scientific personnel. The pool of personnel with the skills that we require is limited. Competition to hire from this limited pool is intense.

    The stock options held by LeukoSite employees became fully vested upon the closing of our acquisition of LeukoSite. This acceleration may adversely affect our ability to retain former LeukoSite employees.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS AND SERVICES BEFORE OR MORE SUCCESSFULLY THAN WE DO

    The fields of genomics, biotechnology and pharmaceuticals are highly competitive. Many of our competitors are substantially larger than we are and have substantially greater capital resources, research and development staffs and facilities than we have. Furthermore, many of our competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. As a result, our competitors may identify genes associated with diseases or discover, develop and commercialize products or services based on such genes before we do. In addition, our competitors may discover, develop and commercialize products or services which render non-competitive or obsolete the products or services that we or our strategic alliance partners are seeking to develop and commercialize.

WE MAY NOT BE ABLE TO OBTAIN BIOLOGICAL MATERIAL, INCLUDING HUMAN AND ANIMAL DNA SAMPLES, REQUIRED FOR OUR GENETIC STUDIES, WHICH COULD DELAY OR IMPEDE OUR DRUG DISCOVERY EFFORTS

    Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations as well as animal models. The availability of DNA samples and other biological material is important to our ability to discover the genes responsible for human diseases through human genetic approaches and other studies. Competition for these resources is intense. Access to suitable populations, materials and samples could be limited by forces beyond our control, including governmental actions. Some of our competitors may have obtained access to significantly more family and population resources and biological materials than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

RISKS RELATING TO OUR FINANCIAL RESULTS AND STRUCTURE AND NEED FOR FINANCING

WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE WILL NOT BE SUCCESSFUL UNLESS WE REVERSE THIS TREND

    We have incurred losses in four of the last six years, including the year ended December 31, 1999. We expect to continue to incur substantial operating losses in future periods. To date, substantially all of our revenues have resulted from payments from strategic alliance partners. We have not received any revenues from the sale of products or clinical or diagnostic services.

    We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to pay these costs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

OUR SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT OUR CASH FLOW AND OPERATIONS AND BE DIFFICULT FOR US TO REPAY, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN US


    We have substantial amounts of outstanding indebtedness, primarily our 5.50% convertible subordinated notes due January 15, 2007. We also may obtain additional long term debt and working capital lines of credit. As a result of this indebtedness, our principal and interest payment obligations are substantial. Under the terms of our indebtedness and capital lease lines outstanding as of March 31, 2000, we are required to make total principal payments of $7,265,207 and interest payments of $19,022,129 to our lenders in 2000. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. In particular, we may require funds from external sources, such as new borrowings, to repay our 5.50% convertible subordinated notes when their entire principal amounts become due in a single payment on their maturity date.


    Our substantial leverage could have significant negative consequences, including:

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing;

    - requiring the dedication of a substantial portion of our cash from operations to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including capital expenditures;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

    - placing us at a possible competitive disadvantage vis-a-vis less leveraged competitors and competitors that have better access to capital resources.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN; OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD AVERSELY AFFECT OUR DISCOVERY AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS

    We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, meet our obligations to our strategic alliance partners, manufacture and market any products and services that are approved for commercial sale and meet our debt service obligations. Additional financing may not be available when we need it or may not be available on terms that are favorable to us.

    If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

RISKS RELATING TO STRATEGIC ALLIANCE PARTNERS

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC ALLIANCE PARTNERS TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES BASED ON OUR WORK; OUR BUSINESS MAY SUFFER IF ANY OF OUR STRATEGIC ALLIANCE PARTNERS BREACHES THEIR AGREEMENT OR FAILS TO SUPPORT OR TERMINATES THEIR ALLIANCE WITH US

    We conduct most of our discovery and development activities through strategic alliances. The success of these programs depends heavily on the efforts and activities of our strategic alliance partners. Each of our alliance partners has significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

    The risks that we face in connection with these alliances include:

    - All of our strategic alliance agreements are subject to termination under various circumstances, including in many cases on short notice without cause.

    - In our strategic alliance agreements, we generally agree not to conduct specified types of research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties.

    - Our alliance partners may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us.

    - Our alliance partners may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries.

    - We will rely on our alliance partners to manufacture most products covered by our alliances. For example, Becton Dickinson has the sole right to manufacture Melastatin-TM-.

WE MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS

    An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate alliance partners. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

RISKS RELATING TO INTELLECTUAL PROPERTY

IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS WILL BE ADVERSELY AFFECTED; IF WE INFRINGE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND SERVICES OR THE COST OF DOING SO MAY INCREASE

    Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions.

    Our ability to develop and commercialize products and services depends in significant part on our ability to:

    - Obtain patents;

    - Obtain licenses to the proprietary rights of others on commercially reasonable terms;

    - Operate without infringing upon the proprietary rights of others;

    - Prevent others from infringing on our proprietary rights; and

    - Protect trade secrets.

THERE IS SIGNIFICANT UNCERTAINTY ABOUT THE VALIDITY AND PERMISSIBLE SCOPE OF GENOMICS PATENTS IN OUR INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR US TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES

    The validity and permissible scope of patent claims in the pharmaceutical and biotechnology fields, including the genomics field, involve important unresolved legal principles. For example, there is significant uncertainty both in the United States and abroad regarding the patentability of gene sequences in the absence of functional data and the scope of patent protection available for full-length genes and partial gene sequences. Moreover, certain groups have made certain gene sequences available in publicly accessible databases. These and other disclosures may adversely affect our ability to obtain patent protection for gene sequences claimed by us in patent applications that we file subsequent to such disclosures. There is also some uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR DEVELOPMENT AND COMMERCIALIZATION COSTS, OR PREVENT US FROM DEVELOPING OR MARKETING PRODUCT OR SERVICE CANDIDATES


    We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, such as those described below, to develop, manufacture, sell or import certain of our proposed products, processes or services, we or our alliance partners may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or those which might issue from United States and foreign patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our alliance partners may not be able to develop, manufacture, sell or import these products, processes or services.

    With respect to our product candidate LDP-01, we are aware of third party patents and patent applications which relate to certain anti-CD18 antibodies and their use in various methods of treatment including methods of reperfusion therapy and methods of treating focal ischemic stroke. In addition, our LDP-01, LDP-02, and CAMPATH-Registered Trademark- product candidates are humanized monoclonal antibodies. We are aware of third party patents and patent applications which relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies, and processes for making and using humanized or modified antibodies. We are also aware of third party patents and patent applications relating to certain manufacturing processes, products thereof and materials useful in such processes.

    Our product candidates LDP-977, LDP-341, and LDP-519 are all small molecule drug candidates. With respect to LDP-341, we are aware of third party patents or patent applications which relate to either intermediates or synthetic processes used in the synthesis of these compounds. Additionally, for the use of LDP-341 and LDP-519 in the treatment of infarctions we are aware of the existence of a potentially interfering patent application filed by one of our former consultants.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS, WHICH COULD RESULT IN OUR INCURRING SUBSTANTIAL COSTS AND EXPENSES OR SUBSTANTIAL LIABILITY FOR DAMAGES OR REQUIRE US TO STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

    There has been substantial litigation and other proceedings regarding the patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that we hold patent applications that cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to invent these genes.

    The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other proceeding is resolved against us, we or our alliance partners may be enjoined from developing, manufacturing, selling or importing our products, processes or services without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

    Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES

BECAUSE MANY OF THE PRODUCTS AND SERVICES THAT WE DEVELOP WILL BE BASED ON NEW TECHNOLOGIES AND THERAPEUTIC APPROACHES, THE MARKET MAY NOT BE RECEPTIVE TO THESE PRODUCTS AND SERVICES UPON THEIR INTRODUCTION

    The commercial success of our products and services that are approved for marketing will depend upon their acceptance by the medical community and third party payors as clinically useful, cost effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches.

BECAUSE WE HAVE NO SALES, MARKETING OR DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTIES TO SUCCESSFULLY PERFORM THESE FUNCTIONS OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO DEVELOP THESE CAPABILITIES

    We have no sales, marketing or distribution experience and capabilities. We plan to rely significantly on sales, marketing and distribution arrangements with our strategic alliance partners and other third parties for the products and services that we are developing. For example, our partnership that holds CAMPATH-Registered Trademark- monoclonal antibody will rely solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of the CAMPATH-Registered Trademark- product throughout the world other than the Far East. If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

BECAUSE WE HAVE LIMITED MANUFACTURING CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS TO MANUFACTURE PRODUCTS FOR US OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO ESTABLISH OUR OWN MANUFACTURING FACILITIES AND CAPABILITIES

    We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and, ultimately, commercialize any products and services, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.


    We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon other third parties, including our strategic alliance partners, to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. Our partnership with ILEX Oncology relies on Boehringer Ingleheim as the sole source manufacturer of CAMPATH-Registered Trademark- monoclonal antibody.



    There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing for us. As a result, we have experienced some difficulty finding manufacturers for our products with adequate capacity for our anticipated future needs. If we are unable to arrange for third party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.



    Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.


    We may in the future determine to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR FUTURE PRODUCTS OR SERVICES BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS OR SERVICES

    The availability and levels of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product or healthcare service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount.

    In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborative partners and market our products.

    If we or our alliance partners obtain marketing approvals for our products and services, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

ETHICAL, LEGAL AND SOCIAL ISSUES RELATED TO GENETIC TESTING MAY CAUSE OUR DIAGNOSTIC PRODUCTS TO BE REJECTED BY CUSTOMERS OR PROHIBITED OR CURTAILED BY GOVERNMENTAL AUTHORITIES

    Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. This type of discrimination could cause governmental authorities to prohibit or limit the use of such tests.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

    Certain provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Millennium Pharmaceuticals. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and our stockholders are limited in their ability to introduce proposals at stockholder meetings.

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

    The market price of our common stock, like that of the common stock of many other biotechnology companies, may be highly volatile. Factors such as:

    - announcements of technological innovations or new commercial products by us or our competitors,

    - disclosure of results of clinical testing or regulatory proceedings,

    - governmental regulation and approvals,

    - developments in patent or other proprietary rights including as a result of any public policy concerns,

    - public concern as to the safety of products developed by us,

    - our financial results, and

    - general market conditions

may have a significant effect on the market price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

- growth and future operating results

- developments in our markets and strategic focus;

- potential acquisitions and the integration of acquired businesses, products and technologies;

- intellectual property;

- discovery and development of products;

- new products;

- strategic alliances;

- our manufacturing, marketing, sales and distribution capabilities; and

- future economic business and regulatory conditions

    Words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could" or "may," or other words that convey uncertainty of future events or outcome generally accompany these forward-looking statements. This prospectus discloses important factors that could cause actual results to differ materially from these expectations, including the "Risk Factors" beginning on page 4. You should read these factors and other cautionary statements made in this prospectus and the documents incorporated by reference as being applicable to all related forward-looking statements whenever they appear in this prospectus and the documents incorporated by reference. We assume no obligation to update them even though our situation may change in the future.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares by the selling stockholder.

    The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDER


    We issued the shares of common stock covered by this prospectus in a private placement in connection with our collaboration agreement with Abgenix, Inc. The following table sets forth, to our knowledge, certain information about the selling stockholder as of April 27, 2000.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                              SHARES OF COMMON                        SHARES OF COMMON
                                             STOCK BENEFICIALLY                          STOCK TO BE
                                               OWNED PRIOR TO         NUMBER OF      BENEFICIALLY OWNED
                                                  OFFERING            SHARES OF      AFTER OFFERING (1)
             NAME OF SELLING                ---------------------   COMMON STOCK    ---------------------
               STOCKHOLDER                   NUMBER    PERCENTAGE   BEING OFFERED    NUMBER    PERCENTAGE
------------------------------------------   ------    ----------   -------------    ------    ----------
Abgenix, Inc..............................  163,600            *      163,600           0           0%


------------------------

*   Less than one percent.

1. We do not know when or in what amounts a selling stockholder may offer shares for sale. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

    - in privately negotiated transactions; and

    - in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

    We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) six months from the date the registration statement is declared effective.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of LeukoSite, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of L&I Partners, L.P. as of December 31, 1997 and 1998 and for the period from inception through December 31, 1997, the year ended December 31, 1998 and the period from inception through December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of CytoMed, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to the Millennium Pharmaceuticals Form 8-K/A dated January 6, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the securities covered by this prospectus.

(1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

(2) Our Current Report on Form 8-K/A filed with the SEC on January 6, 2000;

(3) Our Current Report on Form 8-K filed with the SEC on January 6, 2000;

(4) Our Current Report on Form 8-K filed with the SEC on January 11, 2000;

(5) Our Current Report on Form 8-K filed with the SEC on January 19, 2000;

(6) Our Current Report on Form 8-K/A filed with the SEC on January 27, 2000;


(7) Our Current Report on Form 8-K filed with the SEC on February 9, 2000;



(8) Our Current Report on Form 8-K filed with the SEC on April 13, 2000;



(9) Our Current Report on Form 8-K filed with the SEC on April 25, 2000; and



(10) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999.


    You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

                               Investor Relations
                               Millennium Pharmaceuticals, Inc.
                               75 Sidney Street
                               Cambridge, MA 02139
                               Telephone: (617) 679-7000

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Millennium Pharmaceuticals, Inc. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $ 3,163
Legal fees and expenses.....................................  $ 5,000
Accounting fees and expenses................................  $ 5,000
Miscellaneous...............................................  $ 1,837
                                                              -------
      Total Expenses........................................  $15,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Nine of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article Nine of the Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Millennium Pharmaceuticals, Inc. has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS


       EXHIBIT
       NUMBER                                       DESCRIPTION
---------------------       ------------------------------------------------------------
         4.1*               Amended and Restated Certificate of Incorporation of the
                            Registrant.
         4.2*               Amended and Restated By-Laws of the Registrant.
         4.3**              Registration Rights Agreement dated March 6, 2000 between
                            the Registrant and Abgenix, Inc.
         5.1**              Opinion of Hale and Dorr LLP.
        23.1                Consent of Ernst & Young LLP
        23.2                Consent of Arthur Andersen LLP
        23.3                Consent of PricewaterhouseCoopers LLP.
        23.4**              Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
        24.1**              Power of Attorney.


------------------------

* Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, filed June 20, 1996 (File No. 0-28494).


**  Previously filed.


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 28, 2000.



                                                       MILLENNIUM PHARMACEUTICALS, INC.

                                                       BY:  /S/ JOHN B. DOUGLAS III
                                                            -----------------------------------------
                                                            John B. Douglas III
                                                            GENERAL COUNSEL AND SECRETARY



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                                                       Chairman of the Board of
                          *                              Directors and Chief
     -------------------------------------------         Executive Officer (Principal    April 28, 2000
                    Mark J. Levin                        Executive Officer)

                          *                            Chief Financial Officer
     -------------------------------------------         (Principal Financial and        April 28, 2000
                   Kevin P. Starr                        Accounting Officer)

                          *                            Director
     -------------------------------------------                                         April 28, 2000
                 Joshua Boger, Ph.D.

                          *                            Director
     -------------------------------------------                                         April 28, 2000
                Eugene Cordes, Ph.D.

                          *                            Director
     -------------------------------------------                                         April 28, 2000
                A. Grant Heidrich III

                          *                            Director
     -------------------------------------------                                         April 28, 2000
             Raju S. Kucherlapati, Ph.D.

                          *                            Director
     -------------------------------------------                                         April 28, 2000
                Eric S. Lander, Ph.D.

                          *                            Director
     -------------------------------------------                                         April 28, 2000
           Christopher K. Mirabelli, Ph.D.

                          *                            Director
     -------------------------------------------                                         April 28, 2000
            Steven C. Wheelwright, Ph.D.

*By:                 /s/ JOHN B. DOUGLAS III
             --------------------------------------
                         John B. Douglas
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                       DESCRIPTION
---------------------                               -----------
         4.1*               Amended and Restated Certificate of Incorporation of the
                            Registrant.
         4.2*               Amended and Restated By-Laws of the Registrant.
         4.3**              Registration Rights Agreement dated March 6, 2000 between
                            the Registrant and Abgenix, Inc.
         5.1**              Opinion of Hale and Dorr LLP.
        23.1                Consent of Ernst & Young LLP
        23.2                Consent of Arthur Andersen LLP
        23.3                Consent of PricewaterhouseCoopers LLP.
        23.4**              Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
        24.1**              Power of Attorney.


------------------------

* Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, filed June 20, 1996 (File No. 0-28494).


**  Previously filed.